Exhibit 99.1

Willis Board of Directors Appoints Michael J. Somers as a Director

NEW YORK--(BUSINESS WIRE)--April 21, 2010--The Board of Directors of Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today appointed Michael J. Somers a Director of the company and member of the Risk Committee of the Board of Directors.

Dr. Somers was Chief Executive Officer of the Irish National Treasury Management Agency from 1990, when it was established, until the end of 2009. The Agency, which is a commercial entity outside the public administration, was initially set up to arrange Ireland’s borrowing and manage its National Debt. Its remit was extended to establish and manage the National Pensions Reserve Fund, of which he was a Commissioner, and the National Development Agency, of which he was Chairman. It also incorporated the State Claims Agency, which handles claims against the State and against hospitals and other medical institutions.

He previously worked in the Irish Department of Finance and the Central Bank and served as Secretary General of the Department of Defence from 1985 to 1987. He was the Irish member of the EU Monetary Committee from 1987 to 1990 and chaired the EU group that established the European Bank for Reconstruction and Development.

Dr. Somers served on the board of the Irish Stock Exchange until the end of 2009. He is currently the Irish Director on the Board of the European Investment Bank and also serves on the Boards of Allied Irish Banks plc, St. Vincent’s Healthcare Group Ltd., the Institute of Directors and is a Council member of the Dublin Chamber of Commerce. He was awarded the honor of Chevalier of the Légion d’Honneur by the President of France. Dr. Somers is also in the process of joining the Board of Hewlett Packard International Bank in Dublin. He holds B. Comm, M.Econ.Sc and Ph.D degrees from University College Dublin.

"Michael has extensive knowledge and experience in serving the Irish and European financial, business and governmental communities," said Joe Plumeri, Chairman and CEO of Willis. "The Irish market is important to the Group which is why we recently redomiciled there, and we are proud to have such a well-respected local business leader on our Board."

Willis Group Holdings plc is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 Associates serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

CONTACT:
Willis Group Holdings plc
Media:
Ingrid Booth, +44 203 124 7182
boothi@willis.com
or
Investors:
Kerry Calaiaro, +1 212 915 8084
kerry.calaiaro@willis.com